Exhibit 99.1

NXT-ID Inc. (Update) August 18, 2020

Corporate Speakers:

●	Vincent Miceli; Nxt-ID, Inc.; President, CFO, CEO & Chairman

●	Kevin O’Connor; Nxt-ID, Inc.; President of LogicMark

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Nxt-ID investor webcast. (Operator Instructions)

I will now turn the conference to your host, CEO, Vin Miceli. Sir, you may begin.

Vincent Miceli: Thank you, Valerie, and good afternoon, everyone, and thank you for joining the Nxt-ID, Inc. webcast to discuss the company’s unaudited operating results for the 6 and 3 months ended June 30, 2020, and to provide a general corporate update on the overall status of our business.

This is Vin Miceli, and I’m here today with Kevin O’Connor. And as we’ve done on our prior webcast, I will provide a financial update, along with some summary commentary, and Kevin will provide you with a closer look at the LogicMark operation as well as provide an update on our new product development initiatives.

Before we get started, I’m required to read the forward-looking disclosure statement. So during this afternoon’s call, we will be making forward-looking statements, which consist of statements that cannot be confirmed by reference to existing information, including statements regarding our beliefs, goals, expectations, forecasts, projections and future performance and the assumptions underlying such statements. Please note that there are a number of factors that will cause actual results to differ materially from our forward-looking statements, including the factors identified and discussed in our SEC filings.

Please recognize that except as required by applicable law, we undertake no duty to update any forward-looking statements, and you should not place any undue reliance on such statements.

So right now, I’d like to just take you through some highlights of the first 6 months and the second quarter results. These may sound redundant as you probably already had a chance to look at our most recently filed second quarter 10-Q. But nonetheless, I will go through them and add some additional color where I think it might be helpful.

So in terms of revenues for the 6 and 3 months ended June 30, 2020, they came in at $6.2 million for the first 6 months and $2.5 million for the second quarter, obviously, significantly lower than the comparable 2019 numbers, if you will. The first 6 months was down about $2.4 million versus last year, and the second quarter was down $2 million.

In terms of our gross profit for the first 6 months of 2020, it came in at $4.6 million and $1.8 million for the second quarter, also down significantly versus the comparable ’19 period at $6.6 million and $3.4 million. The good news, there was some with regards to gross profit, is that our gross profit margin percentage remained above 70% in very healthy -- or obvious -- the problem obviously was the miss in revenue for us.

Operating expenses for the 6 and 3 months ended June 30 were down significantly at $3.7 million for the 6 months and $1.9 million for the second quarter of 2020 compared to $5.5 million and $2.8 million for the comparable 2019 period. Again, we’ve talked a lot about the reduction in the overhead structure of the company, and that’s completely the reason for the huge reduction in operating expenses.

Operating income for the 6 months of 2020 came in at just under $1 million at $936,000. And for the 3 months ended June 30, 2020, we actually had a small operating loss of about $100,000 compared to $1.1 million in operating income for the 6 months 2019 and $600,000 for the same -- for the second quarter of 2019.

Non-GAAP operating income for the 6 months ended June 30, 2020, adjusted for depreciation, amortization and other noncash charges, was approximately $1.4 million and $0.1 million, respectively, compared to $1.9 million and $1 million for the same comparable 2019 periods.

Net cash provided by operating activities in the 6 months ended June 30 was $0.6 million compared to $0.7 million in the 6 months ended June 30, 2019. During the first 6 months of 2020, we repaid $1.2 million in term debt in that 6-month time frame.

Moving over to the balance sheet, and I’ll just hit a couple of the key balance sheet line items. We closed the quarter at about $1.4 million in cash. We had about $1.8 million in payables, down about $300,000 from year-end. Debt was about $12.2 million at June 30, and our stockholder equity was about $6.7 million at June 30.

So obviously, 2020 thus far has been a very challenging year, while at the same time, a very dynamic one for the company and for the entire world for that matter. If you’ll recall, approximately 9 months ago, I laid out 3 key objectives that we believed at the time were absolutely imperative for the company to accomplish in order to stabilize and begin growing the business.

And those 3 key objectives were as follows: We needed to rightsize the remaining business after the sale of Fit Pay by significantly reducing the company’s operating expenses or overhead; and then to continue building shareholder value by paying down our term loan facility; and thirdly, assess the company’s new product development efforts and to determine which of these initiatives would add sustainable revenues to the company in the quickest or shortest amount of time.

In terms of rightsizing the business, we actually reduced our operating expenses by over $4 million on an annual basis, which, in retrospect, was absolutely paramount to the company, especially in light of the current COVID environment. To date, we have also paid down approximately $4.7 million of our term debt facility, $1.5 million of which was paid thus far in 2020. Debt paydown is obviously an integral part of the overall equation here and very important to us as we look forward to moving the business forward.

In Q1 of 2020, as you’ll recall, we began to see the positive results from some of our efforts. We actually had positive net income and earnings per share for the first time in the company’s history. And then as we all know and as the whole world knows, COVID-19 struck, and it began to negatively impact the company’s revenues and operating results around the middle part of March 2020.

The company’s second quarter 2020 sales and operating results were obviously significantly impacted by COVID as were the financial results of many other companies. And in spite of our revenues being lost significantly, our results were still very close to breakeven for the first 6 months of 2020. Another way to look at it is had we not reduced our operating expenses to the level we did and assuming that all else remain constant, our loss per share would have been in the neighborhood of $0.08 as compared to an actual loss per share of $0.01.

With respect to our new products, we’re very encouraged by the future prospects of our new 4G product as well as the WiFi product. We believe that the 4G product is a very solid value proposition, and we’re very confident that the 4G product will allow us to further penetrate the VA channel, while the WiFi product provides us with multiple sales channel possibilities such as direct-to-consumer, medical distribution and various assisted and independent living facilities as well as other health care facilities.

And so with that, I’ll now turn it over to Kevin who will provide an update on the LogicMark operation as well as dive deeper into the new product development initiatives. Kevin?

Kevin O’Connor: Yes. Thanks, Vin. So I’ll just go over kind of at a high level. I won’t go into the numbers as you’ve really touched on them at this point. But to echo what Vin had said, going into this year, we felt like we were positioned really well and had some nice growth in Q1. And obviously, as COVID impacted pretty much everybody in the economy, we felt like we were nimble enough to adjust and move accordingly.

So some of the things that we continue to focus on through the second quarter was our workforce, maintaining a hybrid model with people working from home as well as our -- staffing our facility in Louisville and really focused on continuing to support the customer needs and making sure that whatever they needed, that we had the resources on hand and weren’t cutting back, but also focused on keeping the employees safe. All mandates from the state of Kentucky, where our Louisville facility is located, were followed. And throughout the process, we’ve maintained a safe and COVID-free workplace up to the current date.

We continue the suspension of all business travel and events through Q2 and into Q3. And we’re really watching as we get through the end of the year, based on a lot of the events that we would typically do, and a lot of them are geared towards the VA and veteran service organizations. At this point, any major events that we would typically participate in have been canceled for the balance of the year, but we’re continuing to monitor. And if there are opportunities, especially to launch for new products and to get in front of people, we’ll continue to monitor opportunities and manage the safety of the employees through the process.

Some of the other things that we focused on through the second quarter as far as business continuity was our lease at our facility was set to expire at the end of August. So our VP in Louisville focused on finding a new location that would better serve our needs. The facility we were in was good, but it really was more space than we needed from an office standpoint, and the warehouse would require some updates as we look to expand our business going forward.

So we were able to find a great facility relatively close to where we currently were and negotiated a lease there. The facility had just completely been renovated. We’ll save roughly $20,000 a year in rent. And really, one of the biggest keys is that because everything has been updated and renovated, we’ll substantially lower our operating costs. And we think that, again, as we expand the business and grow, that it’s better suited to support that growth for us.

The other thing we did was manage our headcount. One of the things that we looked at was maintaining enough people on board to support the customers through all the changes that are happening. We were able to participate in the Payroll Protection Program. So through that, we had to maintain headcount and not eliminate employees.

We did have some attrition, some employees that for personal reasons, whether they had kids at home or whatever the various reasons were, chose to leave. And so through attrition since the beginning of COVID, our headcount is down 25%. But again, we were able to maintain all of the requirements for the Payroll Protection Plan through that process.

And the other thing we’ve done in managing the transition to the new facility, and that was completed -- it started in June, and it was completed in July. But in managing the transition there, we’ve been working with our suppliers, managing the inventory and making sure that we’ve got the right products, but we’re also set up as the new products are in production and shipped that we’re ready to take those on as well.

Some of the customer activity through the second quarter. And as we talked about on our last earnings call, in the first quarter, we saw a strong start and really saw a drop-off from mid-March from COVID. And we saw that continuing into the second quarter. We saw a continued decline in April, further decline in May. And then in June, we did start to see a rebound in the business. And the VA had started opening back up, which was really helping because they were increasing their visits.

And so we started seeing a rebound in July. That kind of flattened, and we track closely really where the hotspots are and what kind of impact we see from a regional standpoint. And so we’ve maintained kind of the run rate from June. So we’re optimistic that we have maybe seen the worst and continue to be positioned to take advantage of growth going forward. But through the second -- through the third quarter up to this point, we’re feeling pretty good about the volume and feel like we’re going to be positioned going into the end of the year that we can finish strong.

Commercial sales channels actually picked up a little bit. April was kind of the low point for the commercial channel. And what we have seen is some of the smaller businesses, independent pharmacies and smaller durable medical equipment suppliers, looking for additional revenue sources because, again, the smaller businesses have been impacted pretty heavily from the effects of COVID. So we’ve seen some increases there. And we’re optimistic, again, with the new products that we’ll be able to continue that growth.

Vin touched a little bit on the new product releases. We’ve made progress through Q2 and into Q3, but it is moving slower than we had projected. There’s a number of factors that play into that. The one thing is our products in our space, as you’re aware, our personal safety devices. So it’s critical that as we’re going through the production and testing process that it’s got to work all the time. And so we are in the process of doing some testing.

We issued a release that we started testing in July. We did some alpha testing there. We are working with a third-party engineering firm that’s continuing to do testing and validation. And again, we’re going through it in meticulous detail to make sure that when the product does come out, that it’s functioning exactly as specified and that it’s going to provide real value to the markets that we’re serving.

Vin mentioned the 4G LTE product, and that is in beta testing. It’s performing extremely well. We expect shipment in quantity by late third quarter. So it’s currently in production, and we’re very optimistic and looking forward to the impact that, that will have.

And then, again, on the WiFi product, the one thing is we’re going through and doing the initial alpha testing. We’re communicating with potential partners in the industrial or commercial space with senior living facilities. We’re also talking with potential consumers and resellers in the consumer space.

It’s incredibly well received because the feature set of the product is unique. It’s going to be kind of a niche product because of the way it’s priced and won’t have a monthly cost. So we feel really optimistic about what it will do in driving revenue for us. And at this point, we continue to work on that, and we’ll have an update as far as when that’s in production and ready for full launch.

We also started preliminary design discussions on a new form factor for our 4G LTE product. We wanted to make sure that we had a functioning 4G product in development. But now we’re looking at developing additional options and features that will be available in form factors so that we can expand it not only into the VA market, as Vin talked about, but also into the commercial market where we believe there’s significant opportunity.

Our primary goal really with any of the products that we’re looking at is the ones that are in process for launching this year need to deliver a revenue impact, and we’re focused on making sure that we’re going to hit the right channels and support them in the right way. But then we also want to make sure that we continue the new product development strategy with our in-house engineering and the third-party engineering to be looking down the road to make sure that we’ve got the products and feature sets that the market is going to be asking for.

Overall, we remain confident that the business is positioned to rebound through the end of 2020 and into 2021. And again, we feel we’ve got the right products to really drive some excitement and some revenue for the business.

So with that, Vin, I’ll hand it back over to you.

Vincent Miceli: Thank you, Kevin. Thanks for that great update.

So looking to Q3, and as Kevin indicated, the current order intake and the revenues thus far for the third quarter, they’re trending slightly higher than what we experienced in Q2 on a sequential basis. We’re cautiously optimistic at this juncture for Q3. It’s obviously very premature, and we would expect that the financial results for Q3 to be more in line with what we experienced in Q2.

Could be slightly better, but again, it’s very premature, and especially in light of the virus resurgence that we’re currently experiencing in many of the Southern states as well as some of the other states across the U.S. So we want to remain cautiously optimistic. We’re obviously very pleased that the numbers look slightly better at this juncture than they did last quarter. But again, we remain cautiously optimistic.

In July 2020, as we disclosed, we raised approximately $1.8 million in equity financing proceeds. These funds are primarily earmarked for future working capital needs in the event that the virus continues to -- continues beyond the third quarter. Hopefully, we’ll start to see some progress being made with the virus. And hopefully, we’ll be able to move on beyond this. So hopefully, that’s the case.

In addition, we will also use some of the proceeds that we recently raised to help us get the 4G and WiFi product initiatives over the goal line. Obviously, these products are critical to our success going forward. And so we wanted to make sure that we had additional funds to help us get to that point.

And as we recently disclosed as well in the recently filed 10-Q, we’ve requested a hearing with NASDAQ to provide them with our plan to regain compliance with the listing requirements so that we can remain on a listed national exchange. Our hearing date is scheduled for September 10, 2020.

It’s been obviously a tough balancing act for us to remain on NASDAQ while enabling the changes to our business model, time to take hold, especially with the ongoing COVID pandemic so that the impact of any reverse that may be required to remain on NASDAQ as minimal as possible. Obviously, we’re trying to do that with everything that we have.

So in summary, the company continues to work very hard. We are prepared for more hard work to get through this very challenging year, both firmly and securely. And we remain very optimistic about our future with our new products and excited about the business for the remainder of 2020 and as we head into 2021.

And so with that, Valerie, I’d like to open it up to any questions if anybody has any for Kevin and I.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) I’m showing no questions at this time.

Vincent Miceli: Okay. Thank you. Thanks, everyone, for joining. Really appreciate you taking the time to listen in on the webcast, and have a very good afternoon. Thank you again. Have a good day.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s conference. Thank you for participating. You may all disconnect. Have a great day.